                                                                     EXHIBIT 4.1

                               FIFTH AMENDMENT TO
               AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT


     THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (the "Amendment") is dated as of August 6, 1999 and is by and between WSI INDUSTRIES, INC., formerly known as WASHINGTON SCIENTIFIC INDUSTRIES, INC. (the "Borrower") and U.S. BANK NATIONAL ASSOCIATION as assignee of FBS BUSINESS FINANCE CORPORATION (the "Lender"). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

                                    RECITALS

     WHEREAS, the Borrower and the Lender are parties to an Amended and Restated Credit and Security Agreement, dated as of March 31, 1995 as amended by that certain First Amendment to Amended and Restated Credit and Security Agreement dated as of April 20, 1995 and by a Waiver and Second Amendment to Amended and Restated Credit and Security Agreement dated as of October 31, 1996, a Third Amendment to Amended and Restated Credit and Security Agreement dated as of April 30, 1997 and by a Consent and Fourth Amendment to Amended and Restated Credit and Security Agreement dated as of February 15, 1999 (as so amended, the "Credit Agreement") under which the Lender has agreed to make Advances to the Borrower; and

     WHEREAS, the Borrower and the Lender desire to amend the Credit Agreement as hereinafter set forth.

     NOW THEREFORE, for value received, the Borrower and the Lender agree as follows.

          ARTICLE I - AMENDMENTS TO THE CREDIT AGREEMENT

     1.1  AMENDMENTS.

          1.1(a) Supplement A to the Credit Agreement is hereby amended to read in its entirety in the form of Supplement A attached hereto as EXHIBIT A.

          1.1(b) The following definitions of "Bowman," "Eligible Inventory," "Fifth Amendment," "Mortgage Loan" and "Mortgage Note" are added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

          "BOWMAN:" Bowman Tool & Machining, Inc., a Minnesota corporation.

          "ELIGIBLE INVENTORY:" Inventory of the Borrower and of Bowman which meets the following requirements:

          (a) it is owned by the Borrower or Bowman and is not subject to any prior assignment, claim or Lien other than (i) a Lien in favor of the Lender and (ii) Liens consented to by the Lender in writing;

          (b) if held for sale or lease or furnishing under contracts of service, it is (except as the Lender may otherwise consent in writing) new and unused;

          (c) except as the Lender may otherwise consent, it is not stored with a bailee, warehouseman or similar party; if so stored with the Lender's consent, such bailee, warehouseman or similar party has issued and delivered to the Lender, in form and substance acceptable to the Lender, such documents and agreements as the Lender may require, including, without limitation, warehouse receipts therefor in the Lender's name;

          (d) the Lender has determined, in its sole and absolute discretion, that it is not unacceptable due to age, type, category, quality and/or quantity;

          (e) it is not held by the Borrower or Bowman on "consignment" and is not subject to any other repurchase or return agreement;

          (f) it complies with all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale;

          (g) it does not, in any way, fail to meet or violate any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower's or Bowman's Inventory; and

          (h) it satisfies the Eligible Inventory requirements, if any, set forth in SUPPLEMENT A.

Inventory of the Borrower or Bowman which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

          "FIFTH AMENDMENT:" The Fifth Amendment to this Credit and Security Agreement dated as of August 6, 1999.

          "LOAN AGREEMENT:" That certain Loan Agreement between the Borrower and the Lender dated as of August 6, 1999 under the terms of which the Lender shall make available to the Borrower the Mortgage Loan.

          "MORTGAGE LOAN:" As defined in Section 2.1.4.

          "MORTGAGE NOTE:" As defined in Section 2.1.4.

          1.1(c) The definition of "Eligible Account Receivable" in Section 1.1 of the Credit Agreement is amended to include therein the accounts owned by Bowman that are otherwise eligible under such definition.

          1.1(d) Sections 2.1.2(a) and 2.1.2(b) of the Credit Agreement are amended to read as follows:

          2.1.2 TERM LOAN.

     (a) Subject to the terms and conditions of the Loan Documents and the Fourth Amendment, and in reliance upon the warranties of the Borrower set forth herein and in the other Loan Documents, the Lender agrees to make a term loan (the "Term Loan") to the Borrower on the effective date of the Fourth Amendment in the principal amount of $3,200,000, increasing to $4,400,000 on the effective date of the Fifth Amendment. The Borrower shall execute and deliver to the Lender a promissory note payable to the Lender in the amount of the Term Loan ("Term Note A").

     (b) Unless otherwise required to be sooner paid pursuant to this Agreement, the principal of the Term Loan shall mature and be payable in consecutive equal monthly installments of $52,381 of principal commencing August 31, 1999 and continuing on the last day of each month until the Termination Date, at which time all unpaid principal and all accrued and unpaid interest shall be due and payable. Any principal of the Term Loan that is repaid may not be reborrowed except as provided in SECTION 2.1.2(c). Interest on Term Note A shall be paid in accordance with SUPPLEMENT A.

          1.1(e) Section 2.1.3 of the Credit Agreement is amended to read as follows:

          2.1.3 LOANS PAYABLE ON TERMINATION DATE. The Revolving Loan and the Term Loan and other Obligations hereunder, excluding the Mortgage Loan, shall be paid by the Borrower on the Termination Date, unless payable sooner pursuant to the provisions of this Agreement, but may, at the Borrower's election be repaid in whole or in part at any time prior to such date without premium or penalty except as set forth on SUPPLEMENT A. Recourse to Collateral, Third Party Collateral or other security is not required at any time.

          1.1(f) The following new Section 2.1.4 is added to the Credit Agreement immediately following Section 2.1.3:

          2.1.4 MORTGAGE LOAN. Subject to the terms and conditions of the Loan Agreement of even date herewith the Lender shall make available to the Borrower the mortgage loan described therein (the "Mortgage Loan") which shall be evidenced by the mortgage note described therein (the "Mortgage Note").

       1.2 CONSTRUCTION. All references in the Credit Agreement to "this Agreement," "herein" and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.

                   ARTICLE III- REPRESENTATIONS AND WARRANTIES

          To induce the Lender to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Lender that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

                        ARTICLE IV - CONDITIONS PRECEDENT

          Except as otherwise provided in Section 1.2 of this Amendment, this Amendment shall become effective as of the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent.

          4.1 EXECUTION OF AMENDMENT AND SUPPLEMENT A. The Borrower and the Lender shall have executed this Amendment and initialed Supplement A as amended pursuant hereto and the Borrower has executed and delivered the new Term Note A, the Loan Agreement and the Mortgage Note.

          4.2 WARRANTIES. Before and after giving effect to this Amendment, the representations and warranties in Article IV of the Credit Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

          4.3 DEFAULTS. After giving effect to this Amendment, no Event of Default and no Unmatured Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

          4.4 DOCUMENTS. The following shall have been delivered to the Lender, each duly executed and dated, or certified, as of the date hereof (or as required below), as the case may be:

          (a) RESOLUTIONS. Certified copies of resolutions of the Board of Directors of the Borrower authorizing or ratifying the execution, delivery and performance, respectively, of this Amendment and other documents (if any) provided for in this Amendment.

          (b) CONSENTS. Certified copies of all documents evidencing any necessary corporate action, consent or governmental or regulatory approval (if any) with respect to this Amendment.

          (c) INCUMBENCY AND SIGNATURES. A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names of the officer or officers of the Borrower authorized to sign this Amendment and other documents provided for in this Amendment, together with a sample of the true signature of each such officer.

          (d) REAFFIRMATION OF GUARANTY OF TAURUS. A reaffirmation of the guaranty and third party security agreement of Taurus Numeric Tool, Inc. of all obligations of Borrower, in form and in substance acceptable to Lender.

          (e) SECURITY AGREEMENT. A third party Security Agreement from Bowman in form and substance acceptable to the Lender, together with a secretary's certificate from Bowman certifying resolutions of the board of directors of Bowman authorizing execution of the Security Agreement and the Guaranty and certifying the incumbency of officers authorized to sign the Security Agreement and the Guaranty.

          (f) GUARANTY. A Guaranty of the Borrower's indebtedness under the Credit Agreement duly executed by Bowman and in form and substance acceptable to the Lender.

          (g) SUBORDINATION AGREEMENT. A Subordination Agreement (the "Subordination Agreement") in form and substance acceptable to Lender executed by the seller of the shares of Bowman.

          (h) STOCK PURCHASE AGREEMENT. Within 10 days after the date hereof, a copy of the stock purchase agreement and all documents executed and delivered in connection therewith evidencing the sale of all shares of Bowman to the Borrower, duly certified by an officer of the Borrower.

          (i) MORTGAGE. A mortgage in form and substance acceptable to the Lender together with such title insurance commitment, environmental report, flood certification, survey and related documents as the Lender may reasonably require and as specified on the Lender's Closing Checklist in connection with the Loan Agreement.

          (j) UCC MATTERS. A payoff letter or UCC termination statements in form and substance acceptable to the Lender demonstrating that the assets of Bowman will be released from any lien or security interest (except the security interest required hereunder in favor of the Lender) upon consummation of the purchase of the shares of Bowman by the Borrower.

          4.5 ORIGINATION FEE. The Borrower shall pay to the Lender an origination fee of $25,000 for the Mortgage Loan on execution of this Fifth Amendment.

                               ARTICLE V - CONSENT

          Upon receipt by the Lender of the documents required in Section 4.4 above, effective August 6, 1999, the Lender hereby consents (a) to the purchase by the Borrower of all of the outstanding shares of common stock of Bowman owned by William Bowman (the "Selling Shareholder"), pursuant to the terms of the Stock Purchase Agreement, (b) to Bowman being a wholly owned subsidiary of Borrower, (c) to the payment of the purchase price of such shares to the Selling Shareholder pursuant to the terms of the Subordination Agreement described in
Section 4.4(g) above and (d) to the Loan Agreement and the Mortgage Loan and Mortgage thereunder. The acquisition of Bowman shall not be construed as a violation of the provisions of Section 6.10 of the Credit Agreement, the ownership of Bowman as a wholly owned subsidiary shall not be construed as a violation of the provisions of Section 6.6 of the Credit Agreement, the subordinated debt incurred by the Borrower under the Stock Purchase Agreement shall not be construed as a violation of the provisions of Section 6.11 of the Credit Agreement, and the execution of the Third Party Security Agreement by Bowman shall not be construed as a violation of the provisions of Sections 6.12 and 6.13 of the Credit Agreement. The Loan Agreement, the Mortgage Loan and the Mortgage in connection therewith shall not be deemed a violation of any provision of the Credit Agreement.

                              ARTICLE VI - GENERAL

          6.1 EXPENSES. The Borrower agrees to reimburse the Lender upon demand for all reasonable expenses (including reasonable attorneys' fees and legal expenses) incurred by this Lender in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Borrower hereunder, and to pay and save the Lender harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment hereunder, which obligations of the Borrower shall survive any termination of the Credit Agreement.

          6.2 COUNTERPARTS. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

          6.3 SEVERABILITY. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

          6.4 LAW. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

          6.5 SUCCESSORS; ENFORCEABILITY. This Amendment shall be binding upon the Borrower and the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Lender and the successors and assigns of the Lender. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Minneapolis, Minnesota by their respective officers thereunto duly authorized as of the date first written above.

                                     WSI INDUSTRIES, INC. (formerly known
                                     as Washington Scientific Industries,
                                     Inc.)


                                     By:  /s/ Michael J. Pudil
                                         --------------------------------
                                     Title:  President


                                     U.S. BANK NATIONAL ASSOCIATION, as
                                     Assignee of FBS BUSINESS FINANCE
                                     CORPORATION


                                     By:  /s/ Leonard H. Ramotar
                                         --------------------------------
                                     Title:  Vice President

                                    EXHIBIT A

                                  SUPPLEMENT A
                            (AMENDED AUGUST 6, 1999)
                                       TO
               AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT
                       DATED AS OF MARCH 31, 1995 BETWEEN
                  U.S. BANK NATIONAL ASSOCIATION AS ASSIGNEE OF
                 FBS BUSINESS FINANCE CORPORATION (THE "LENDER")
                                       AND
                     WSI INDUSTRIES, INC. FORMERLY KNOWN AS
             WASHINGTON SCIENTIFIC INDUSTRIES, INC. (THE "BORROWER")


          1. CREDIT AGREEMENT REFERENCE. This Supplement A, as it may be amended or modified from time to time, is a part of the Amended and Restated Credit and Security Agreement, dated as of March 31, 1995, between the Borrower and the Lender (together with all amendments, modifications and supplements thereto, the "CREDIT AGREEMENT"). Capitalized terms used herein which are defined in the Credit Agreement shall have the meanings given such terms in the Credit Agreement unless the context otherwise requires.

          2. DEFINITIONS.

              2.1 REVOLVING CREDIT AMOUNT. The term "Revolving Credit Amount" shall mean the maximum amount of Revolving Loans which the Lender will make available to the Borrower which amount shall not exceed THREE MILLION AND NO/100 DOLLARS ($3,000,000); PROVIDED, HOWEVER, that the aggregate outstanding principal balance of the Revolving Loans PLUS the Letter of Credit Obligations shall not exceed the Revolving Credit Amount.

              2.2 BORROWING BASE.

                     (a) DEFINITION. The term "Borrowing Base" shall mean the sum of (i) an amount of up to 85% of the net amount (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's, Taurus's and Bowman's Eligible Accounts Receivable, plus (ii) the lesser of (x) 50% of the Borrower's and Bowman's Eligible Inventory (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary), or (y) $1,400,000.

                     (b) LENDER'S RIGHTS. The Borrower agrees that nothing contained in this Supplement A (a) shall be construed as the Lender's agreement to resort or look to a particular type or item of Collateral or as security for any specific Loan or advance or in any way limit the Lender's right to resort to any or all of the Collateral or as security for any of the Obligations, (b) shall be deemed to limit or reduce any lien on or any security interest in or upon any portion of the Collateral or other security for the Obligations or (c) shall supersede
              SECTION 2.10 of the Credit Agreement.

              2.3 LETTER OF CREDIT SUBLIMIT. The term "Letter of Credit Sublimit" shall mean the sum of $300,000.

              2.4 TERMINATION DATE. The term "Termination Date" shall mean March 31, 2002.

              2.5 ADDITIONAL DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

                     "ADJUSTED EURODOLLAR RATE:"  With respect to each Interest
              Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

                     "ADVANCE:"  Any portion of the outstanding principal
              balance of the Revolving Loan or the Term Loan under the Credit Agreement as to which the Borrower elected one of the available interest rate options and, if applicable, an Interest Period. An Advance may be a Eurodollar Rate Advance or a Reference Rate Advance.

                     "APPLICABLE REVOLVING MARGIN:"  With respect to:

                            (a) Reference Rate Advances: 0.50%.

                            (b) Eurodollar Rate Advances: 3.00%.

                     "APPLICABLE TERM MARGIN:" With respect to:

                            (a) Reference Rate Advances: 0.75%.

                            (b) Eurodollar Rate Advances: 3.25%.

                     "BOARD:"  The Board of Governors of the Federal Reserve
              System or any successor thereto.

                     "EURODOLLAR BUSINESS DAY:"  A Business Day which is also a day for trading by and between Lenders in United States dollar deposits in the interbank

              Eurodollar market and a day on which banks are open for business in New York City.

                     "EURODOLLAR RATE:"  With respect to each Interest Period
              applicable to a Eurodollar Rate Advance, the interest rate per annum (rounded upward, if necessary, to the next one-sixteenth of one percent) at which United States dollar deposits are offered to the Lender in the interbank Eurodollar market two Eurodollar Business Days prior to the first day of such Interest Period for delivery in Immediately Available Funds on the first day of such Interest Period and in an amount approximately equal to the Advance to which such Interest Period is to apply as determined by the Lender and for a maturity comparable to the Interest Period; PROVIDED, that in lieu of determining the rate in the foregoing manner, the Lender may substitute the per annum Eurodollar interest rate (LIBOR) for United States dollars displayed on the Reuters Screen LIBO Page two Eurodollar Business Days prior to the first day of the Interest Period. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Screen (or such other page as may replace the LIBO page on that service) for the purpose of displaying London Interbank offered rates of major Lenders for United States dollar deposits.

                     "EURODOLLAR RATE ADVANCE:"  An Advance with respect to
              which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

                     "EURODOLLAR RESERVE PERCENTAGE:"  As of any day, that
              percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member Lender of the Federal Reserve System, with deposits comparable in amount to those held by the Lender, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

                     "INTEREST PERIOD:"  With respect to each Eurodollar Rate
              Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two or three months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; PROVIDED THAT:

                            (1) Any Interest Period that would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

                            (2) Any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                            (3) Any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

                     "REFERENCE RATE:"  The rate of interest from time to time
              publicly announced by the Lender as its "reference rate." The Lender may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate hereunder or under any Note or loan which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate shall change.

                     "REFERENCE RATE ADVANCE:"  An Advance with respect to which the interest rate is determined by reference to the Reference
              Rate.

                     "REGULATORY CHANGE:"  Any change after the date of the
              Credit Agreement in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of Lenders including the Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.


     3. INTEREST; FEES.

               3.1 PROCEDURE FOR ADVANCES. Any request for an Advance must be given so as to be received by the Lender not later than 1:00 p.m. (Minneapolis time) two Eurodollar Business Days prior to the date of the requested Advance if the Advance is requested as a Eurodollar Rate Advance and not later than 1:00 p.m. on the date of the requested Advance if the Advance is requested as a Reference Rate Advance. Each request for an Advance shall specify (i) the date of the Advance, (ii) the amount of the Advance to be made on such date which shall be in a minimum amount of $5,000 for Reference Rate Advances, or $500,000 for Eurodollar Rate Advances or, if more in either case, an integral multiple thereof, (iii) whether such Advance is to be funded as a Reference Rate Advance or a Eurodollar Rate Advance, and (iv) in the case of a Eurodollar Rate Advance, the duration of the initial Interest Period applicable thereto.

               3.2 CONVERSIONS AND CONTINUATIONS. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Advances into Reference Rate Advances or Eurodollar Rate Advances, or to continue a Eurodollar Rate Advance as such; provided, however that a Eurodollar Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted or continued as a Eurodollar Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Eurodollar Rate Advances only in amounts of $500,000 or an integral multiple thereof. The Borrower shall give the Lender written notice of any continuation or conversion of any Advance and such notice must be given so as to be received by the Lender not later than 3:00 p.m. (Minneapolis time) two Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, a Eurodollar Rate Advance. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of Eurodollar Rate Advances, and (ii) a Eurodollar Business Day), and (c) in the case of conversions to or continuations as Eurodollar Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Lender of the continuation of any Eurodollar Rate Advance within the time required by this Section, such Advance shall, on the last day of the Interest Period applicable thereto, automatically be converted into a Reference Rate Advance of the same principal amount.

               3.3 INTEREST RATES, INTEREST PAYMENTS AND DEFAULT INTEREST. Interest shall accrue and be payable on the Advances as follows:

                     3.3(a) Each Eurodollar Rate Advance on the Revolving Loan
              shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate for such Interest Period, plus (ii) the Applicable Revolving Margin.

                     3.3(b) Each Reference Rate Advance on the Revolving Loan
              shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (i) the Reference Rate, plus (ii) the Applicable Revolving Margin.

                     3.3(c) Each Eurodollar Rate Advance on the Term Loan shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate for such Interest Period, plus (ii) the Applicable Term Margin.

                     3.3(d) Each Reference Rate Advance on the Term Loan shall
              bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (i) the Reference Rate, plus
              (ii) the Applicable Term Margin.

                     3.3(e) Any Advance not paid when due, whether at the date
              scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at the Default Rate, which shall be
              (i) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (ii) otherwise, at a rate per annum equal to the sum of the rate otherwise applicable to such Advance plus 2.0% per annum.

                     3.3(f) Interest shall be payable (i) with respect to each
              Eurodollar Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (ii) with respect to any Reference Rate Advance, on the last day of each month; (iii) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (v) with respect to all Advances, on the Termination Date; provided that interest under Section 3.3 (e) shall be payable on demand.

               3.4 OPTIONAL PREPAYMENTS. The Borrower may prepay Reference Rate Advances on the Revolving Loan, in whole or in part, at any time, without premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in a minimum amount of $10,000 or, if more, an integral multiple thereof. Except upon an acceleration following an Event of Default or upon termination of the Credit in whole or as otherwise required under the Credit Agreement, the Borrower may pay Eurodollar Rate Advances only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration or upon termination of the Credit in whole) or prepaid on Advances under this Section 3.4 may be reborrowed upon the terms and subject to the conditions and limitations of the Credit Agreement. Prepayment of the Term Loan is also subject to the provisions of Section
     3.13 below.

               3.5 INTEREST RATE NOT ASCERTAINABLE, ETC. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Advance, the Lender determines (which determination shall be conclusive and binding, absent error) that:

                     (a) deposits in dollars (in the applicable amount) are not being made available to the Lender in the relevant market for such Interest Period, or

                     (b) the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Lender of funding or maintaining Eurodollar Rate Advances for such Interest Period,

     the Lender shall forthwith give notice to the Borrower of such determination, whereupon the obligation of the Lender to make or continue, or to convert any Advances to, Eurodollar Rate Advances, as the case may be, shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by the Lender shall be made as Reference Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Rate Advance outstanding at the time such suspension is imposed.

              3.6    INCREASED COST.  If any Regulatory Change:

                     (a) shall subject the Lender to any tax, duty or other charge with respect to its Eurodollar Rate Advances, its obligation to make Eurodollar Rate Advances or shall change the basis of taxation of payment to the Lender of the principal of or interest on Eurodollar Rate Advances or any other amounts due under this Agreement in respect of Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (except for changes in the rate of tax on the overall net income of the Lender imposed by the jurisdiction in which the Lender's principal office is located); or

                     (b) shall impose, modify or deem applicable any reserve, special deposit, capital requirement or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the interbank Eurodollar market any other condition affecting its Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances;

     and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any Eurodollar Rate Advance, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under the Note, then, within 30 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section. A certificate of the Lender claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, the Lender may use any reasonable averaging and attribution methods. Failure on the part of the Lender to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of the Lender's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

               3.7 ILLEGALITY. If any Regulatory Change shall make it unlawful or impossible for the Lender to make, maintain or fund any Eurodollar Rate Advances, the Lender shall notify the Borrower, whereupon the obligation of the Lender to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist. If the Lender determines that it may not lawfully continue to maintain any Eurodollar Rate Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Reference Rate Advances as of the date of the Lender's notice, and upon such conversion the Borrower shall indemnify the Lender in accordance with Section 3.8.

               3.8 FUNDING LOSSES; EURODOLLAR RATE ADVANCES. The Borrower shall compensate the Lender, upon its written request, for all losses, expenses and liabilities (including any interest paid by the Lender to lenders of funds borrowed by it to make or carry Eurodollar Rate Advances to the extent not recovered by the Lender in connection with the re-employment of such funds and including loss of anticipated profits) which the Lender may sustain: (i) if for any reason, other than a default by the Lender, a funding of a Eurodollar Rate Advance does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under
     Section 3.1 or 3.2, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Eurodollar Rate Advance, or a conversion pursuant to Section 3.7, occurs on any day other than the last day of the Interest Period applicable thereto. The Lender's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

               3.9 DISCRETION OF LENDER AS TO MANNER OF FUNDING. The Lender shall be entitled to fund and maintain its funding of Eurodollar Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 3.8, but excluding determinations that the Lender may elect to make from the Telerate System, Inc. screen) shall be made as if the Lender had actually funded and maintained each Eurodollar Rate Advance during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

               3.10 OVERDRAFT LOANS; OVER ADVANCES. Overdraft Loans and Over Advances (including the Agreed Over Advance) shall bear interest at the rate(s) determined pursuant to SECTION 2.7 or SECTION 2.8 of the Credit Agreement, as applicable.

               3.11 COMMITMENT FEE. The Borrower shall pay to the Lender a commitment fee for the period from the date hereof to the date the Credit terminates in an amount equal to .50% per annum on the average daily Unused Revolving Credit Amount.

               3.12 LETTER OF CREDIT FEES. The Borrower shall pay the Lender, or any Affiliate, a commission on the undrawn amount of each Letter of Credit and on each L/C Draft accepted by the Lender, or such Affiliate, in an amount equal to 2.0% per annum.

               3.13 PREPAYMENT FEE. Upon prepayment in full of the Term Loan pursuant to any third party refinancing of the same or in connection with a sale of the Borrower or substantially all of its assets, the Borrower shall pay to the Lender a prepayment fee in an amount equal to one percent (1%) of the outstanding principal balance of the Term Loan; PROVIDED, that if at the time of such prepayment the advance rate then applicable to Eligible Accounts Receivable pursuant to SECTION 2.2(a) of this Supplement A is less than 75%, the prepayment fee shall not be applicable.

     4. ELIGIBLE ACCOUNT RECEIVABLE REQUIREMENTS.

               (a) For Accounts Receivable which are due and payable in full within 30 days of the date of the invoice evidencing such Account Receivable, such Account Receivable must not be unpaid on the date that is 60 days after the due date. For Accounts Receivable which are due and payable in full within 60, 90 or 120 days of the date of the invoice evidencing such Account Receivable, such Account Receivable must not be unpaid on the date that is 30 days after the due date.

               (b) If invoices representing 10% or more of the unpaid net amount of all Accounts Receivable from any one Account Debtor are unpaid more than the number of days set forth in SECTION 4(a) above for such Accounts Receivable, then all Accounts Receivable relating to such Account Debtor shall cease to be Eligible Accounts Receivable.

       5. ADDITIONAL COVENANTS. From the date of the Credit Agreement and thereafter until all of the Borrower's Obligations under the Credit Agreement are paid in full, the Borrower agrees that, unless the Lender shall otherwise consent in writing, it will not, and will not permit any Subsidiary to, do any of the following:

               5.1 NET WORTH. Permit the Borrower's Net Worth at any time to be less than $7,000,000.

               5.2 LIABILITIES TO NET WORTH RATIO. Permit the ratio, as of the last day of any fiscal quarter, of the Borrower's consolidated total liabilities to the Borrower's Net Worth to exceed 4.0 to 1.0.

               5.3 CAPITAL EXPENDITURES.

                  (a) Make Capital Expenditures in an amount exceeding
               $3,000,000 on a consolidated basis in any fiscal year.

                  (b) Fund any Capital Expenditures with Revolving Loans in an amount exceeding $1,000,000 in any fiscal year.

               5.4 CASH FLOW COVERAGE RATIO.

                  (a) Permit the ratio of the Borrower's EBITDA to the sum of
               (i) its consolidated interest expense (including, without limitation, imputed interest expense on Capitalized Leases), PLUS (ii) mandatory principal payments on Long Term Debt, PLUS
               (iii) income taxes actually paid during such period, to be less than (x) 0.75 to 1.0 as of November 24, 1996, for the four consecutive fiscal quarters ending on that date and (y)
               1.1 to 1.0 as of February 23, 1997, for the four consecutive fiscal quarters ending on that date.

                  (b) Permit the ratio, as of the last day of any fiscal
               quarter, of the Borrower's EBITDA for the four consecutive fiscal quarters ending on that date to the sum of (a) its consolidated interest expense (including, without limitation, imputed interest expense on Capitalized Leases), PLUS (b) mandatory principal payments on Long Term Debt, PLUS (c) cash Capital Expenditures not financed by Long Term Debt, PLUS (d) income taxes actually paid during such period, to be less than
               1.1 to 1.0.

Borrower's Initials         MJP
                    -------------------
Lender's Initials           LHR
                  ---------------------
Dated as of                8-6-99       , 1999
            ---------------------------